PRESS RELEASE
NYSE: CIM
CHIMERA INVESTMENT CORPORATION
630 Fifth Avenue, Suite 2400
New York, New York 10111

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FOR FURTHER INFORMATION

Investor Relations
888-895-6557
www.chimerareit.com
FOR IMMEDIATE RELEASE

CHIMERA INVESTMENT CORPORATION SPONSORS TWO RESIDENTIAL MORTGAGE LOAN SECURITIZATIONS

Company Release – 09/07/2021

Chimera Investment Corporation (NYSE:CIM) announced that since the end of the second quarter, it has sponsored two securitizations of residential mortgage loans with an aggregate principal balance $885 million.

On September 7, 2021, sponsored CIM 2021-R5, a $450.4 million securitization of seasoned reperforming residential mortgage loans. Securities issued by CIM 2021-R5, with an aggregate balance of approximately $382.8 million, were sold in a private placement to institutional investors. These senior securities represented approximately 85% of the capital structure. Chimera retained subordinate interests in securities with an aggregate balance of approximately $67.6 million and certain interest-only securities. Chimera also retained an option to call the securitized mortgage loans at any time beginning in August 2024. Chimera’s average cost of debt of this securitization is 1.99%.

In addition, Chimera sponsored its first agency eligible investor loan securitization of 2021, $434.7 million of CIM 2021-INV1 in August. Chimera retained subordinate interests in securities with an aggregate balance of approximately $26.5 million and certain interest-only securities. The securitization has a 10% clean-up call and is rated by Moody’s and Kroll.

Disclaimer

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Chimera does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Chimera’s most recent filings with the Securities and Exchange Commission (SEC). All subsequent written and oral forward-looking statements concerning Chimera or matters attributable to Chimera or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

About Chimera Investment Corporation

We are a publicly traded REIT that is primarily engaged in the business of investing, on a leveraged basis, in a diversified portfolio of real estate assets, including mortgage loans, Non-Agency RMBS, Agency CMBS, Agency RMBS, and other real estate assets.
Please visit www.chimerareit.com for additional information about the Company.